Exhibit 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc.
Investor/Media Contact:	Peg Lupton
(203) 743-8234

Ethan Allen Announces Plan to Close and Convert
Two Existing Manufacturing Facilities

DANBURY, Conn., September 6, 2006 — Ethan Allen Interiors Inc. (NYSE:ETH) (“Ethan Allen” or the “Company”) today announced a plan to close its Spruce Pine, North Carolina case goods manufacturing facility and convert its Atoka, Oklahoma upholstery manufacturing facility into a regional distribution center. In connection with this initiative, the Company will permanently cease production at both locations, allocating production among its remaining domestic manufacturing locations and selected offshore vendors. The decision impacts approximately 465 employees.

The Spruce Pine facility, which totals approximately 280,000 square feet, was built by the Company in 1989. The Atoka facility, which totals approximately 256,000 square feet, was built by the Company in 1973 and currently utilizes approximately 159,000 square feet in the production of upholstery manufacturing with the remaining 97,000 square feet utilized as part of the Company’s existing distribution operations. Ethan Allen has 9 remaining plant locations, including 4 case goods plants, 4 upholstery plants, and 1 accessory plant. These facilities total nearly 3.0 million square feet and employ approximately 2,300 people.

Farooq Kathwari, Chairman and CEO, commented, “We sincerely regret the impact that this decision will have on many of our employees. We believe, however, that this action will strengthen our logistical capabilities and improve the Company’s remaining U.S. manufacturing operations.”

The Company will record a pre-tax restructuring and impairment charge of approximately $13.5 to $14.5 million ($8.4 to $9.1 million, after-tax), or $0.26 to $0.28 per share, the majority of which will be non-cash in nature. Most of the earnings impact is expected to occur in the Company’s first fiscal quarter ended September 30, 2006.

Mr. Kathwari, will be making a presentation at the Goldman Sachs Global Retail Conference on September 7, 2006. The presentation, which will include a question and answer session, is scheduled to begin at 11:55 am Eastern time. The audio portion of this presentation will be webcast and can be accessed at http://www.ethanallen.com/investors.

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings, selling a full range of products through an exclusive network of more than 300 interior design centers located in the United States, Canada, and overseas. The Company is vertically integrated with manufacturing facilities and sawmills located throughout the United States.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2005 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.